February 13, 2019

Q4 2018 Shareholder Letter

Our plan to accelerate growth and create value

Revenue


Mid-teens
CAGR
$943
2018
2023 Target

Adj. EBITDA margin


19%
30-35%
2018
2023 Target

Increased Commitment to Return Capital to Shareholders

$250M addition to share repurchase authorization ▶ **$500M** outstanding share repurchase authorization

World-class board with three new experienced value creators

George Hu
Chief Operating Officer, Twilio

> High-growth technology experience including 13 years as a leader at Salesforce
> Breadth of operational expertise including a background in product, applications, and marketing

Sharon Rothstein
Former Chief Product & Marketing Officer, Starbucks

> Significant marketing expertise, from senior postions at Starbucks, Sephora, and Starwood Hotels
> Leadership experience at restaurant and hospitality companies

Brian Sharples
Co-Founder & Former CEO, HomeAway

> Founded and grew HomeAway to a market leading hospitality company before selling to Expedia in 2015
> Expert in technology brand strategy

Fourth Quarter 2018 Financial Highlights

- **Net revenue was $244 million for the fourth quarter,** up 11% from the fourth quarter of 2017, and $1 million above the high end of our fourth quarter outlook range owing to seasonal strength in revenue from enterprise clients
- **Net income was $32 million, or $0.37 per diluted share,** compared to Net income of $141 million, or $1.58 per diluted share, in the fourth quarter of 2017, which included the $164 million pre-tax gain on the disposal of Eat24
- **Adjusted EBITDA grew to $53 million,** an increase of more than $11 million, or 27%, over the fourth quarter of 2017, exceeding our fourth quarter outlook range
- **Cash provided by operating activities was $160 million for 2018,** and we ended the fourth quarter with cash, cash equivalents and marketable securities of $756 million
- **Shares repurchased totaled approximately 3.1 million** in the fourth quarter at an aggregate cost of $115 million. During 2018, we repurchased 4.9 million shares at a cost of $187 million
- **We expect profitable growth in 2019.** Our 2019 business outlook contemplates Net revenue growth of 8-10% with Adjusted EBITDA margins increasing by 2-3 percentage points over 2018
- **We expect to exit 2019 with strong revenue growth** and have set a target of a mid-teens compound annual revenue growth rate over the five year period to 2023

Fourth Quarter 2018 Operational Highlights

Advertising revenue


+12%
$210M
$235M
4Q17
4Q18

Transactions revenue


-37%*
$5M
$3M
4Q17
4Q18

Other services revenue


+23%
$5M
$6M
4Q17
4Q18

App unique devices


+14%
29M
33M
4Q17
4Q18

Paying advertiser accounts


+17%
163K
191K
4Q17
4Q18

Cumulative reviews


+20%
148M
177M
4Q17
4Q18

Note: Reported figures are rounded; the year-over-year percentage changes are calculated based on reported financial statements and metrics

* Reflects our sale of Eat24 to Grubhub in October 2017

Dear fellow shareholders,

Over the last decade and a half, Yelp has become a trusted local resource for consumers and a widely-known advertising platform for businesses. In 2018, we extended that momentum, embarking upon a significant business transformation intended to capitalize on our consumer leadership and sustain strong long-term revenue growth, while improving profitability.

We significantly decreased friction in our advertiser acquisition process by transitioning to selling advertising on demand. The introduction of non-term advertising has expanded our opportunity set by allowing us to acquire new clients through paid trials and offer our ad products to more advertisers, including those with periodic needs. We further diversified our go-to-market strategy by launching the Yelp Ads Certified Partners program and establishing a stronger marketing foundation to drive our Self Serve client acquisition. This efficient, product-driven client acquisition strategy complements our sales engine and also capitalizes on what we do best: delivering compelling local product experiences.

Extending Yelp's lead in the Restaurants category was a major focus for 2018. The investments we made in this critical user-acquisition vertical yielded results that will drive Yelp's strategy for years to come. We further integrated Yelp Waitlist (previously referred to as Yelp Nowait) and Yelp Reservations into our consumer offering and invested to get these business solutions to market. With the expansion of these two "only-on-Yelp" consumer experiences, we more than doubled diners seated via Yelp in 2018 and these offerings have already contributed to strong consumer usage and engagement across other categories. These restaurant-specific solutions are part of our strategy to become a trusted partner to business owners—last month, we helped our clients manage more than 22 million total diners. The implementation of our long-term partnership with Grubhub in the first quarter of 2018 also helped grow overall food orders on Yelp by 27% from the fourth quarter of 2017 to the fourth quarter of 2018, while increasing consumers' repeat ordering. Combined with these unique consumer experiences, Yelp's added customization, improved recommendations, and new location-based features helped drive mid-teens year-over-year growth in App unique devices in 2018.

Diners seated via Yelp Reservations & Waitlist


+142%
2017
2018

App Unique Devices


+14%
4Q17
1Q18
2Q18
3Q18
4Q18

In Home & Local Services, we also leveraged our product innovation to accelerate monetization. In 2018, we grew revenue in this category by 29% from 2017. In the fourth quarter, **Request A Quote project volume increased 41% over the fourth quarter of 2017, growing to 1.6 million projects,** representing 4.4 million service Requests that consumers chose to send to individual service providers. In the fourth quarter, **we also more than doubled Request A Quote's annualized attributable revenue to $38 million** compared to the fourth quarter of 2017.

Our National business was another priority for 2018. We grew revenue from this category by nearly 30% in 2018, winning mandates from marquee advertisers and expanding our relationships with existing clients. We achieved accelerating year-over-year National revenue growth in each quarter of the year by leveraging Yelp's vast data resources to produce deep business insights, providing advertisers with store-level attribution data, integrating with third-party data partners for detailed reporting and analytics, and expanding client service and coverage.

As we look ahead to 2019 and beyond, we plan to continue transitioning the business with the goal of creating a more valuable company for consumers and businesses, as well as delivering value to our shareholders.

Specifically, **we are focusing on five initiatives to accelerate growth:**

> Winning in key verticals,

> Expanding our product offering,

> Driving more value to business customers,

> Capturing the opportunity in National, and

> Enhancing the consumer experience.

We have set a target of a mid-teens compound annual revenue growth rate over the five year period to 2023, while expanding Adjusted EBITDA margins into the 30-35% range by 2023.

Revenue CAGR Target


Mid-teens
$943
2018
2023 Target

Adj. EBITDA Margin Target


30-35%
19%
2018
2023 Target

Winning in key verticals

We will continue to press our competitive advantage to extend our lead in key verticals. In our most trafficked category, Restaurants, we are working to develop a comprehensive consumer experience to establish Yelp as the go-to app for diners and a best-in-class partner to restaurants. On the consumer side, we are enhancing our recommendation capabilities by incorporating consumer insights, such as the dietary preferences mobile users have shared with us. **For business owners, we are going deeper on our restaurant-specific solutions with offerings that address business owners' unique operational needs,** such as extending the functionality of Yelp Waitlist into an in-store kiosk, which has the potential to reduce labor costs and improve operational efficiency for businesses. By providing greater value to our customers, we have been able to increase the price of these solutions.

Our 2018 investments in Yelp Reservations and Yelp Waitlist accelerated diners seated via Yelp, which tripled in the fourth quarter of 2018 compared to the fourth quarter of 2017. We also continued to see strong growth in food orders on Yelp in the fourth quarter as we served more diners in more markets and retained them with more choices and a great delivery experience.

The strong user growth we have generated in Restaurants has propelled monetization across other categories, and we are intent on capturing a much larger portion of consumers' local activity beyond just dining. In Home & Local Services, we have driven consumer adoption with innovative product experiences, like Request A Quote, and generated more leads for advertising service professionals. To drive strong consumer usage, we are reducing friction in the quote submission process. We are also improving our matching capabilities and offering new ways for service providers to drive leads to their businesses.

Compelling restaurant-specific solutions


Tony's Pizza Napoletana

Diners seated via Yelp Reservations & Waitlist


+201%
4Q17
4Q18

Expanding our product offering

To better serve business owners and drive growth, we are broadening our product portfolio. We are developing new advertising products to help our clients distinguish their businesses and tell their unique stories. We are also introducing more fixed-price offerings at different price points to fill the gap between our free offerings and our flagship advertising product.

Yelp Verified License is great example. **Since launching Verified License to advertisers in November at a monthly price point of $30, we have seen rapid adoption** with more than 3,000 clients adding the feature to their advertising packages. In addition to driving incremental high-margin revenue, this lower-priced offering is exhibiting strong retention rates and materially improving overall retention for the cost-per-click (CPC) advertisers that have adopted it. We believe that providing more tools like these across a range of price points will give new clients and trial users even more ways to grow with Yelp.

Driving more value to business customers

For years, we have provided substantial value to business owners on Yelp with our free offerings that connect them to millions of consumers. Today, we are monetizing a relatively small percentage of these leads, and by evolving our product experience, we plan to significantly increase the leads delivered to our paying customers. **We aim to double the number of leads going to our paid advertisers in the Home & Local Services category by the end of 2019.**

Providing advertisers more leads for their budgets will help drive monetization by increasing customer lifetime values. Our experiments indicate that **a 10 percentage point reduction in CPC across the platform could yield an approximate $8 million boost in annual revenue through higher retention.**

In addition, we are upgrading the business owner app to drive client satisfaction. We are developing analytics to show advertisers how their advertising is performing relative to competitors and how to optimize their spend. We are also offering our advertisers more actionable control of their campaigns. For example, advertisers now have the ability to select keywords to target their ads and they will soon be able to choose campaign goals, whether that is driving more inbound phone calls or generating more clicks on their Yelp ads.

More products at different prices


Citywide Plumbi...
Request a Quote
Verified License
Yelp confirmed this business's trade license.
See license information
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Call

Capturing the opportunity in National

2018 was a banner year for our National business, with Advertising revenue from that category growing at its fastest pace since 2016. This strength partially reflects enhanced attribution via Yelp Store Visits and other attribution partners, as well as a more consultative approach to sales and client care. **In 2018, our National team won new mandates from a number of the National Retail Federation's Top 100 Retailers, including two in the top ten.** By better demonstrating the high conversion rates of Yelp's leads, we have been able to grow our share of wallet with many of our enterprise clients.

We see tremendous opportunity in our enterprise business. National advertisers account for the majority of the $150 billion spent on local advertising last year. We plan to drive continued momentum in 2019 and beyond by expanding our national sales team and focusing on the top 250 restaurant and retail advertisers. On the product side, we are further extending our attribution capabilities, creating new and engaging ad units specifically for enterprise advertivers, and providing tools to track and manage their campaigns. We believe these and other initiatives we are working on will position us to capture a larger share of the enterprise opportunity.

Bowlero Corp.

"Yelp's flexible advertising has really allowed us to tailor our approach to each business objective and maximize performance. The ability to tie store visit attribution to our marketing dollars is not only insightful, but also increases our internal confidence in our marketing plans. We're seeing a double digit return on ad spend with Yelp based on the cost per store visit – which means our marketing dollars are translating directly back into revenue. It literally takes the guesswork out of measurement."

– Megan Wintersteen, Director of Digital, Bowlero Corp.

Advertiser since:

July 2012

Products using:

Cost-Per-Click Advertising
Enhanced Profile Page
Request-A-Quote
Call to Action
Yelp Attribution

About the business:

With over 300 centers across the United States, Canada, and Mexico, Bowlero is the largest ten-pin bowling center operator in the world

Enhancing the consumer experience

We continue to focus on delivering unique product experiences that delight consumers. One of the ways we are doing that is by creating an even more personalized Yelp experience for our users. **We are also creating new features that draw on Yelp's unique content and comprehensive local data, as well as partnerships, to deliver only-on-Yelp product experiences.** We believe experiences like booking sought-after seats at Yelp-exclusive restaurants, skipping the line at popular eateries, and saving time and money on projects arranged via Request A Quote will help maintain strong growth in app usage and deepen engagement among consumers — which will increase our value proposition to businesses in turn.

We expect these initiatives to generate significant shareholder value

Yelp's transformation is designed to drive significant long-term shareholder value. We believe that by pursuing these opportunities we will accelerate growth, profitability and shareholder value creation over the next five years. We plan to do so by delivering renewed double-digit revenue growth, driving margin expansion and optimizing our cost structure, establishing effective partnerships to help accelerate our strategy, continuing to return capital to shareholders through our share repurchase program, and refreshing our valuable and experienced Board of Directors with the three highly qualified directors that we announced today. We posted a presentation on our web site today that provides more detail on each of these areas.

While we are confident in our ability to return to strong double-digit revenue growth in coming years, we see 2019 as a year of transition. We expect revenue growth in the 8-10% range for the full year as we deploy the strategy outlined above to take advantage of the opportunity that our go-to-market transformation has created. We believe that we are well-positioned to capitalize on the significant market opportunity in both SMB and enterprise local advertising. We have a clear strategy in place to drive margin expansion and optimize our cost structure

by focusing on our most efficient sales channels, relocating our salesforce, and optimizing our marketing spend, which we believe will allow us to achieve Adjusted EBITDA margin in the 30-35% range by 2023.

We are also focused on accelerating our strategy through effective partnerships. Building on the experience we have gained through our long-term Grubhub relationship, which continues to deliver significant value and represents an attractive growth driver for our business, **we have signed new engagements in recent months with industry leaders such as Visa and GoDaddy,** among others.

Beyond revenue growth and margin expansion, we are focused on creating value through effective capital allocation. We have a highly-cash generative business model and a strong balance sheet. We are confident in Yelp's long-term potential, so share repurchases are another key element of our strategy. **Our board has authorized a $250 million increase to our share repurchase program, bringing our outstanding authorization to $500 million.** We expect share repurchases to remain a core part of our strategy throughout 2019.

By the end of 2019, we expect the initiatives we are pursuing to begin to generate significant shareholder value, which is reflected in the improving revenue growth rates and profit margins included in our business outlook: mid-teens annualized revenue growth from 2019 to 2023 and Adjusted EBITDA margin of 30-35% by the end of 2023.

To support our execution of the strategies described above, **we have added talented leadership and expertise to our board of directors with three seasoned business leaders: George Hu, Sharon Rothstein and Brian Sharples,** who will join the Board on March 1, 2019 to replace directors Geoff Donaker, Peter Fenton and Jeremy Levine, respectively, who will step down from the Board as of that date. They bring to Yelp a wealth of practical, hands-on knowledge and skill sets, including scaling operations, sales, marketing, product and monetization. We're pleased to have them join the team.

In summary,

We have a strategy to harness the large opportunities ahead of us and we are working to execute it to drive long-term value for our shareholders, as well as create a stronger, more sustainable and more valuable company for our consumers and business owners.

Signed,

Jeremy Stoppelman

Lanny Baker

Fourth Quarter and Full Year 2018 Financial Review

All financial results are presented in accordance with ASC 606

Revenue

Net revenue grew to $244 million in the fourth quarter of 2018, an increase of 11% over the fourth quarter of 2017. Excluding revenue in the fourth quarter of 2017 attributable to Eat24, which we sold to Grubhub in October 2017, revenue grew by 12% year-over-year. Net revenue was $1 million above the high end of our fourth quarter business outlook range, owing to seasonal strength in enterprise Advertising revenue. Net revenue was $943 million for the full year of 2018, an increase of 11% from the full year of 2017. Excluding the revenue impact from Eat24, which we sold in the fourth quarter of 2017, as well as the revenue impact from Nowait (now Yelp Waitlist) and Turnstyle (now Yelp WiFi), which we acquired in the first and second quarters of 2017, respectively, Net revenue for the full year of 2018 increased 18% from the full year 2017.

Total Net Revenue


$716M
$851M
$943M
2016
2017
2018

Advertising revenue was $235 million in the fourth quarter of 2018, a 12% increase over the fourth quarter of 2017, driven by year-over-year growth in the number of Paying advertising accounts due to an increase in the size of our advertising salesforce and our transition to the sale of non-term advertising contracts to local advertisers. Although Paying advertising accounts were 191 thousand in the fourth quarter of 2018 compared to 194 thousand in the third quarter of 2018, the benefit of the transition to non-term advertising is evident from the year-over-year comparison: **Paying advertising accounts increased by 28,000 in the fourth quarter of 2018 compared to the year-ago fourth quarter, an 18% increase.** However, the impact of the year-over-year increase in Paying advertising accounts on Advertising revenue in the fourth quarter was partially offset by the higher rate of turnover associated with customers on non-term advertising contracts.

For the full year of 2018, Advertising revenue was $907 million, an increase of 17% from the full year of 2017, also driven by year-over-year growth in the number of

Paying advertising accounts, which in turn was propelled by an increase in the size of our advertising sales force and the transition to non-term advertising contracts.

Given the strong growth we have experienced in revenue from national advertisers, **we have introduced a new metric, Paying advertising locations, to provide more insight into our business trends.** The Paying advertising locations metric is the monthly average of the individual locations from which we earned revenue in the quarter. In the fourth quarter, Paying advertising locations grew 13% year over year to 541,000 locations and increased by 17,000 locations from the third quarter of 2018. A nine-quarter history is provided in the Non-Financial Metrics section of this letter.

Paying Advertising Locations (K)


478
508
517
524
541
4Q17
1Q18
2Q18
3Q18
4Q18

Transactions revenue was $3 million in the fourth quarter of 2018 compared to $5 million in the fourth quarter of 2017. The decrease in Transactions revenue reflects our sale of Eat24 to Grubhub in October 2017. Up to that point, Eat24 generated the majority of our Transactions revenue through the fulfillment of food orders placed through the Yelp Platform, and from the native Eat24 website/app. Following the sale of Eat24, the majority of Transactions revenue is derived from our partnership with Grubhub, pursuant to which we earn a fee for each food order that originates on the Yelp Platform and is transmitted to Grubhub for fulfillment.

For the full year of 2018, Transactions revenue was $14 million, a decrease of 77% from the full year of 2017, also driven by the sale of Eat24 in the fourth quarter of 2017.

Other services revenue was $6 million for the fourth quarter of 2018, up 23% from $5 million in the fourth quarter of 2017, and $22 million in the full year of 2018, up 45% from the full year of 2017. The increases in both periods were primarily due to efficiencies gained from combining our Yelp Reservations and Yelp Waitlist sales and support teams and an increase in the number of restaurant customers using our products. The increase in the full year of 2018 also reflects our acquisitions of Nowait and Turnstyle in February 2017 and April 2017, respectively. We also increased revenue from our Yelp Knowledge program and other non-advertising partnerships.

	Three Months Ended December 31,		Year Ended December 31,	
	2018	2017	2018	2017
Net revenue by product				
Advertising	$ 234,774	$ 209,593	907,487	775,678
Transactions	3,293	5,227	13,694	60,251
Other services	5,673	4,621	21,592	14,918
Total net revenue	$ 243,740	$ 219,441	942,773	850,847

Operating expenses & Adjusted EBITDA

Cost of revenue was $14 million in the fourth quarter of 2018, down $2 million, or 12%, compared to the fourth quarter of 2017, primarily due to the sale of Eat24, which reduced credit card processing fees, as orders placed on the Yelp Platform as part of our partnership with Grubhub transitioned to being fulfilled by Grubhub.

Cost of revenue for the full year 2018 decreased by $12 million to $71 million, also driven by the reduction in credit card processing fees as well as lower order fulfillment costs as a result of the sale of Eat24.

Gross profit was $229 million, up 13% from the fourth quarter of 2017. Gross margin remained consistent with the third quarter of 2018 at 94%, and improved from 93% from the fourth quarter of 2017. On a full year basis, the gross margin was 94% for 2018 compared to 92% for 2017.

Sales and marketing expenses totaled $121 million in the fourth quarter of 2018, up 9% from the fourth quarter of 2017, primarily driven by employee costs associated with sales headcount growth. The average number of advertising sales employees during the fourth quarter of 2018 was 17% greater than in the fourth quarter of 2017, with the majority of that growth in our Local advertising sales team. The increase in employee costs was partially offset by lower marketing expenses in the fourth quarter of 2018, mainly as a result of the sale of Eat24.

For the full year 2018 compared to 2017, sales and marketing costs increased by 10% to $483 million, also driven by employee costs associated with increased headcount. While we will look to decrease our reliance on headcount to drive revenue growth in the medium term, we still expect sales headcount to increase by a single-digit percentage in 2019 with growth weighted toward our Enterprise, channel partner and Multi-Location teams.

COR % of Revenue


7%
6%
4Q17
4Q18

S&M % of Revenue


51%
50%
4Q17
4Q18

Product development expenses were $54 million in the fourth quarter, up 13% compared to the fourth quarter of 2017, as a result of employee costs associated with increased headcount.

For the full year 2018 compared to 2017, product development costs increased by 21%, also due to employee costs. We continue to expand our product and engineering teams in order to advance the Yelp consumer experience and to support an increased focus on business-owner products and marketplace transaction features.

General and administrative expenses were $30 million in the fourth quarter, up 6% from the same quarter of 2017 as a result of employee costs associated with increased headcount.

For the full year 2018 compared to 2017, general and administrative expenses increased by 10%, also due to employee costs associated with increased headcount, as well as higher bad debt expense resulting from the increase in Advertising revenue.

Total costs and expenses were $231 million in the fourth quarter, up from $213 million in the fourth quarter of 2017 (excluding the impact of the $164 million gain on the sale of Eat24). For the full year 2018 total costs and expenses were $917 million, a 10% increase compared to $835 million for the full year 2017, which is also net of the gain on sale of Eat24.

GAAP net income was $32 million in the fourth quarter of 2018 compared to $141 million in the fourth quarter of 2017, and $55 million for the full year 2018, down from $153 million for the full year 2017. The reduction in GAAP net income for both the fourth quarter of 2018 and the full year of 2018 compared to the fourth quarter and full year of 2017 was driven by the $164 million gain on the sale of Eat24 that was recorded in the fourth quarter of 2017.

Adjusted EBITDA was $53 million in the fourth quarter of 2018, which exceeded our outlook range for the quarter, and represented a 27% increase from $42 million in the fourth quarter of 2017. Adjusted EBITDA margin was 22% in the fourth quarter of 2018, compared with 19% the year-ago quarter, as higher gross margins and controlled growth in operating expenses drove an improved margin. Stock-based compensation expense was $29 million in the fourth quarter of 2018, 13% higher than in the same quarter of 2017. Full year adjusted EBITDA was $183 million, up 16% from $158 million for the full year of 2017.


PD % of Revenue
22%
22%
4Q17
4Q18


G&A % of Revenue
13%
12%
4Q17
4Q18


Adjusted EBITDA
$123M
$158M
$183M
2016
2017
2018

Balance sheet and cash flow

At the end of December 2018, **Yelp held $756 million in cash, cash equivalents and short-term investments on its consolidated balance sheet, with no debt.** In July 2017, the Board of Directors authorized the repurchase of up to $200 million of the company's shares as part of Yelp's capital allocation program and in order to reduce dilution arising from compensation-related share issuances. During the fourth quarter, **Yelp repurchased approximately 3.1 million shares of its common stock for an aggregate purchase price of $115 million,** bringing the total number of shares repurchased in 2018 to approximately 4.9 million shares for an aggregate purchase price of $187 million. The $200 million repurchase authorization was completed in November 2018, after which the Board of Directors authorized another $250 million to be used for repurchasing the company's shares. As of December 31, 2018, no shares had been repurchased under the latter authorization.

Today, **Yelp announced a $250 million increase to the company's share repurchase program, bringing the total share repurchase authorization to $500 million** of its outstanding common stock. This new authorization doubles the $250 million share repurchase program authorized in November 2018 and, together with the $200 million program completed in November 2018, represents a planned $700 million return of capital to Yelp shareholders since August 2017. The company intends to complete $250 million of the $500 million authorization in the first half of 2019. The company may repurchase shares at management's discretion, with the amount and timing of any repurchases subject to liquidity, cash flow and market conditions, among other factors.

During the year ended December 31, 2018, the company also used $50 million in cash to cover employee tax liabilities associated with the vesting of restricted stock units that were settled through net share withholding. Reflecting these activities, the diluted share count for the fourth quarter of 2018 was 86.3 million, a decrease of 2.8 million, or 3%, from the year ago period.

First Quarter and Full Year 2019 Business Outlook

Based on fourth quarter results and the underlying trends across the business, we are providing our Business Outlook for 2019. **We expect full-year 2019 revenue to grow by 8% to 10% compared with 2018, and we expect Adjusted EBITDA margins to expand by 2 to 3 percentage points compared to 2018.**

%, shares in millions	Fourth Quarter 2019	Full Year 2019
Net revenue growth (y-y)	4% to 6%	8% to 10%
Increase in Adjusted EBITDA* as a % of Net revenue	1ppt to 2ppt	2ppt to 3ppt
Stock-based compensation expense as a % of Net revenue	11% to 12%	11% to 12%
Depreciation and amortization as a % of Net revenue	4% to 5%	4% to 5%

The business outlook reflects the fourth quarter results and continued caution about the performance of our local advertising business following the transition to selling non-term contracts, which was completed in May 2018. For the full year 2019, Transactions revenue is expected to be approximately $15 million and Other services revenue is expected to be approximately $29 million.

*Yelp has not reconciled its Adjusted EBITDA outlook to GAAP Net income (loss) because it does not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other income, net and Provision for (benefit from) income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because Yelp cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Additions to Board of Directors

As previously disclosed, the Board and its Nominating and Corporate Governance Committee initiated a process, with the support of the nationally-recognized director search firm Spencer Stuart, to evaluate the Board's composition and identify additional director candidates to help drive the Yelp strategy. As a result of that process, the Board, following the recommendation of the Nominating and Corporate Governance Committee, appointed George Hu, Sharon Rothstein and Brian Sharples to serve as members of the Board, effective March 1, 2019. Hu, Rothstein and Sharples will replace directors Geoff Donaker, Jeremy Levine, and Peter Fenton, respectively, who will step down from the Board, effective March 1, 2019.

"We are excited to announce the appointment of George, Sharon and Brian to our Board," said Diane Irvine, Chairperson of the Board. "As we work to capitalize on the opportunities before us to drive long-term growth and deliver value to our shareholders, we are committed to maintaining a Board that provides robust oversight and has the right skills to support Yelp. George, Sharon and Brian bring to our Board extensive experience as business leaders of relevant verticals at a variety of impressive companies and their expertise will be critical as we implement our strategy over the coming years. On behalf of the entire Board, I would like to thank Geoff Donaker, Jeremy Levine and Peter Fenton for their many contributions to Yelp over the years, including preparing for and taking the company public, and growing it to nearly $1 billion in annual revenues today."

"George, Sharon and Brian are experienced business veterans who bring a wealth of practical, hands-on knowledge and skill sets to Yelp, including scaling operations, sales, marketing, product and monetization," said Jeremy Stoppelman. "George has an extensive track record in operations, including 13 years at Salesforce prior to joining Twilio, where he currently serves as COO. Sharon is an accomplished marketing executive who most recently served as CMO of Starbucks, overseeing the growth of their mobile apps and loyalty programs. Brian is a successful technology CEO with significant experience operating e-commerce and marketplace businesses."

George Hu

Mr. Hu is an accomplished leader with extensive experience as a software and operations executive at leading technology companies including Twilio and Salesforce. Throughout his career he has helped lead companies through hyper-growth, scale businesses and has extensive experience operating large complex organizations. He currently serves as Chief Operating Officer of Twilio, the leading cloud communications platform, where he has overseen and executed the Company's strategy, including guiding the Company towards new market opportunities. Previously Mr. Hu spent over 13 years at Salesforce, where he served in multiple roles spanning products, marketing and customer education, and the company grew from generating $20 million to $5 billion in revenue. He most recently served as Chief Operating Officer for 4 years, during which the company delivered 78% total shareholder return. Earlier in his career, Mr. Hu held product management and strategic consulting roles at North Point Communications and The Boston Consulting Group. Mr. Hu holds an A.B. from Harvard University and an MBA from the Stanford Graduate School of Business.

Sharon Rothstein

Ms. Rothstein is a veteran marketing executive having led brand, product and omni-channel marketing at some of the world's most iconic global consumer-facing companies. Ms. Rothstein currently serves as Operating Partner of Stripes Group, a leading growth equity firm that has been investing in high growth consumer and SaaS companies for over a decade. Prior to joining Stripes, Ms. Rothstein served as Executive Vice President, Global Chief Marketing Officer and subsequently, Executive Vice President, Global Chief Product Officer for Starbucks, the specialty coffee retailer, where she had responsibility for the Starbucks brand and go-to-market plan as well as the company's portfolio of product platforms. Ms. Rothstein led the creation of the narrative for Starbucks' global retail experiences and directed all product initiatives, creative expressions, advertising, and omni channel marketing and merchandising. In addition, Ms. Rothstein held senior marketing and brand management positions at Sephora, Godiva, Starwood Hotels & Resorts, Nabisco Biscuit Company and Procter & Gamble. She currently serves as a Board member of True Food Kitchen, a fast-growing healthy lifestyle restaurant company, and Levain Cookies, a premium bakery famous for its decadent cookies. Ms. Rothstein earned a Bachelor of Commerce from the University of British Columbia and an MBA from the Anderson School of Management of the University of California, Los Angeles.

Brian Sharples

Mr. Sharples is a successful serial entrepreneur, angel investor, and executive with extensive experience in startup and well-established technology and e-commerce companies, both as a board member and in leading operations and executive roles.

Mr. Sharples has founded and scaled several high-growth startups and oversaw their strategic exits. Mr. Sharples co-founded and served as Chairman and CEO of HomeAway, Inc., a global online marketplace for the vacation rental industry, where he led the company's successful public offering in 2011, and the $3.9 billion acquisition by Expedia in 2015. Prior to HomeAway, Mr. Sharples was President and CEO of IntelliQuest Information Group, Inc., a supplier of marketing data and research to technology companies that went public in 1996 and was sold to WPP Group in 2000. In addition to his operational leadership, Mr. Sharples has served on the boards of several global technology companies specializing in the consumer space, including KAYAK and RetailMeNot, Inc., and currently serves on the boards of GoDaddy and Ally Financial Group. Mr. Sharples also helped oversee the successful acquisitions of KAYAK (by Priceline) and RetailMeNot Inc. (by Harland Clarke) during his board tenures. Mr. Sharples also has served on the boards of several private companies, including most recently as Chairman of Twyla, Inc., a company he co-founded in 2015 that offers a software platform to license and sell limited edition artwork. He also serves as Chairman of private-equity backed Fexy Media, and on the board of RVShare, a leading online marketplace for RV rentals. Early in his career, Mr. Sharples founded I Motors, an event-based marketplace for used cars, and served as a consultant at Bain & Co. Mr. Sharples holds a B.S. in Economics and Math from Colby College and an MBA from the Stanford Graduate School of Business of Stanford University.

Quarterly Earnings Webcast

Yelp will host a live webcast today at 2:00 p.m. PDT to discuss the fourth quarter 2018 financial results and 2019 Business Outlook. The webcast can be accessed on the Yelp Investor Relations website at yelp-ir.com. A replay of the webcast will be available at the same website until February 21, 2019.

About Yelp

Yelp Inc. (www.yelp.com) connects people with great local businesses. With unmatched local business information, photos and review content, Yelp provides a platform for consumers to discover, interact and transact with local businesses of all sizes. Yelp was founded in San Francisco in July 2004.

Condensed Consolidated Balance Sheets (In thousands, unaudited)

	December 31, 2018	December 31, 2017
Assets		
Current assets:		
Cash and cash equivalents	$ 332,764	$ 547,850
Short-term marketable securities	423,096	273,366
Accounts receivable, net	87,305	76,173
Prepaid expenses and other current assets	17,104	15,700
Total current assets	860,269	913,089
Long-term marketable securities	-	25,032
Property, equipment and software, net	114,800	103,651
Goodwill	105,620	107,954
Intangibles, net	13,359	16,893
Restricted cash	22,071	18,554
Other non-current assets	59,444	40,428
Total assets	$ 1,175,563	$ 1,225,601
Liabilities and Stockholders' Equity		
Current liabilities:		
Accounts payable	$ 6,540	$ 9,033
Accrued liabilities	54,522	73,665
Deferred revenue	3,843	3,469
Total current liabilities	64,905	86,167
Long-term liabilities	35,140	30,737
Total liabilities	100,045	116,904
Stockholders' equity		
Common stock	-	-
Additional paid-in capital	1,139,462	1,038,017
Treasury stock	-	(46)
Accumulated other comprehensive loss	(11,021)	(8,444)
(Accumulated Deficit) Retained Earnings	(52,923)	79,170
Total stockholders' equity	1,075,518	1,108,697
Total liabilities and stockholders' equity	$ 1,175,563	$ 1,225,601

Condensed Consolidated Statements of Operations (In thousands, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2018	2017 (1)	2018	2017 (1)
Net revenue	$ 243,740	$ 219,441	$ 942,773	$ 850,847
Costs and expenses:				
Cost of revenue (2)	14,255	16,236	57,872	70,518
Sales and marketing (2)	121,256	111,013	483,309	437,424
Product development (2)	54,273	47,994	212,319	175,787
General and administrative (2)	29,677	27,898	120,569	109,707
Depreciation and amortization	11,557	9,729	42,807	41,198
Restructuring and integration	-	1	-	288
Gain on disposal of a business unit	-	(163,697)	-	(163,697)
Total costs and expenses	231,018	49,174	916,876	671,225
Income from operations	12,722	170,267	25,897	179,622
Other income, net	4,160	1,897	14,109	4,864
Income before income taxes	16,882	172,164	40,006	184,486
Benefit from income taxes	15,064	(31,074)	15,344	(31,491)
Net income attributable to common stockholders	$ 31,946	$ 141,090	$ 55,350	$ 152,995
Net income per share attributable to common stockholders				
Basic	$ 0.39	$ 1.69	$ 0.66	$ 1.87
Diluted	$ 0.37	$ 1.58	$ 0.62	$ 1.76
Weighted-average shares used to compute net income per share attributable to common stockholders				
Basic	82,706	83,264	83,573	81,602
Diluted	86,287	89,064	88,709	87,170

(1) As of January 1, 2018, the company adopted ASC 606 using the full retrospective method. Accordingly, the company has recast certain amounts in the prior period presented.

(2) Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Year Ended December 31,	
	2018	2017	2018	2017
Cost of revenue	$ 1,227	$ 1,079	$ 4,572	$ 4,010
Sales and marketing	7,265	6,666	30,779	28,100
Product development	15,004	12,851	56,882	47,280
General and administrative	5,157	4,811	22,153	21,025
Total stock-based compensation	$ 28,653	$ 25,407	$ 114,386	$ 100,415

Condensed Consolidated Statements of Cash Flows (In thousands, unaudited)

	Year Ended December 31,	
	2018	2017 (1)
Operating activities		
Net income attributable to common stockholders	$ 55,350	$ 152,995
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	42,807	41,198
Bad debt expense	24,515	20,917
Stock-based compensation	114,386	100,415
Release of valuation allowance against deferred tax assets	(16,632)	-
Gain on disposal of a business unit	-	(163,697)
Other adjustments	(3,978)	293
Changes in operating assets and liabilities:		
Accounts receivable	(35,664)	(36,146)
Prepaid expenses and other assets	(773)	(1,362)
Accounts payable, accrued expenses and other liabilities	(19,824)	53,034
Net cash provided by operating activities	160,187	167,647
Investing activities		
Purchases of marketable securities	(751, 237)	(354, 895)
Maturities of marketable securities	613, 700	264, 000
Sale of investment prior to maturity	17,895	-
Sale of a business, net of cash sold	-	252,663
Acquisitions, net of cash received	-	(50,544)
Purchases of property, equipment and software	(24,849)	(15,598)
Capitalized website and software development costs	(20,123)	(14,647)
Other investing activities	245	157
Net cash (used in) provided by investing activities	(164,369)	81,136
Financing activities		
Proceeds from issuance of common stock for employee stock-based plans	29,779	40,917
Taxes paid related to net share settlement of equity awards	(50,144)	(1,199)
Repurchases of common stock	(187,382)	(12,556)
Net cash (used in) provided by financing activities	(207,747)	27,162
Effect of exchange rate changes on cash, cash equivalents and restricted cash	360	941
Change in cash, cash equivalents, and restricted cash	(211,569)	276,886
Cash, cash equivalents, and restricted cash - Beginning of period	566,404	289,518
Cash, cash equivalents, and restricted cash - End of period	$ 354,835	$ 566,404

(1) As of January 1, 2018, the company adopted ASC 606 using the full retrospective method. Accordingly, the company has recast certain amounts in the prior period presented.

Reconciliation of GAAP to Non-GAAP Financial Measures (In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2018	2017	2018	2017
Reconciliation of GAAP net income to EBITDA and adjusted EBITDA				
GAAP net income	$ 31,946	$ 141,090	$ 55,350	$ 152,995
Provision for income taxes	(15,064)	31,074	(15,344)	31,491
Other income, net	(4,160)	(1,897)	(14,109)	(4,864)
Depreciation and amortization	11,557	9,729	42,807	41,198
EBITDA	24,279	179,996	68,704	220,820
Stock-based compensation	28,653	25,407	114,386	100,415
Restructuring and integration costs	-	1	-	288
Gain on disposal of a business unit	-	(163,697)	-	(163,697)
Adjusted EBITDA	$ 52,932	$ 41,707	$ 183,090	$ 157,826
Net revenue	$ 243,740	$ 219,441	$ 942,773	$ 850,847
Adjusted EBITDA margin	22%	19%	19%	19%

Fourth Quarter and Full Year Net Revenue Adjusted for Eat24, Nowait and Turnstyle

(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2018	2017	2018	2017
Net revenue, as reported	$ 243,740	$ $ 219,441	$ 942,773	$ 850,847
Eat24 revenue	-	(1,830)	-	(53,909)
Nowait and Turnstyle revenue	-	-	(8,453)	(5,188)
Adjusted net revenue	$ 243,740	$ 217,611	$ 934,320	791,750

As of January 1, 2018, the company adopted ASC 606 using the full retrospective method. Accordingly, the company has recast certain amounts in the prior period presented.

Non-Financial Metrics

	4Q16	1Q17	2Q17	3Q17	4Q17	1Q18	2Q18	3Q18	4Q18
Key operational metrics (thousands)									
App Unique Devices[1]	24,073	25,827	27,987	30,162	28,845	30,115	32,062	34,025	32,891
Paying Advertising Accounts[2]	135	139	148	155	163	177	194	194	191
Paying Advertising Locations[3]	425	440	448	463	478	508	517	524	541
Sales Headcount[4]	2,500	2,550	2,750	3, 050	3,300	3,300	3,350	3,700	3,850
Claimed Local Business Locations[5]	3,363	3,559	3,753	3,963	4,156	4,378	4,593	4,790	4,979
Active Claimed Local Business Locations[6]	3,009	3,185	3,357	3,538	3,682	3,877	4,053	4,203	4,342
Other non-financial metrics (thousands)									
Cumulative Reviews	121,022	127,478	134,591	142,036	148,298	155,328	162,969	170,865	177,385
Desktop Unique Visitors[1]	67,888	78,167	82,998	83,592	76,748	73,668	73,939	68,807	62,140
Mobile Web Unique Visitors[1]	65,351	73,192	74,101	73,508	64,221	69,901	72,328	74,789	69,148
Total Headcount	4,250	4,350	4,600	5,050	5,200	5,250	5,300	5,700	6,000
Repeat Rate[7]	80%	78%	76%	78%	77%	71%	69%	72%	74%
Advertising revenue by vertical									
Home & Local Services	30%	30%	31%	31%	31%	32%	33%	34%	33%
Restaurants	15%	14%	14%	15%	14%	14%	14%	14%	14%
Beauty & Fitness	12%	13%	13%	12%	12%	12%	12%	12%	12%
Health	11%	11%	11%	11%	11%	11%	10%	10%	10%
Shopping	9%	9%	9%	9%	9%	8%	8%	8%	9%
Other	24%	23%	22%	22%	22%	23%	22%	21%	22%

Note: Desktop unique visitors and mobile website unique visitors are calculated using Google Analytics, while we calculate App Unique Devices internally. For further discussion of the differences in how these metrics are calculated and their limitations, please review the "Key Metrics-Traffic" section of our most recent Quarterly Report on Form 10-Q

[1]On a monthly average basis

[2] Paying advertising accounts comprise all business accounts from which we recognize advertising revenue in a given three-month period
[3]All business locations associated with a business account from which we recegonize revenue in a given month, averaged for the quarter

[4]Sales headcount includes Local Client Partners as of 3Q16

[5]Active claimed local business locations represent the number of active business locations that are associated with an active business owner account as of a given date. Active business locations consist of all business locations that are listed on our platform that have not been marked as closed as of a given date. A business location becomes associated with a business owner account when a business representative visits our platform and claims the free business listing page associated with the business

[6]Claimed local business locations for 3Q17, 4Q17 and 1Q18 have been adjusted to account for a recently discovered software error

[7]Repeat rate as defined as the percentage of existing Paying advertising accounts fromwhich we recognized advertising revenue at some point in the immediately preceding 12-month period

For more information about the Company, including the factors that could affect the Company's operating results, is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's most recent Quarterly or Annual Report filed with the SEC, available at www.yelp-ir.com or the SEC's website at www.sec.gov

Non-GAAP Financial Measures

This letter and statements made during the above referenced webcast may include information relating to EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure."

We define EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; and depreciation and amortization.

We define Adjusted EBITDA as net income (loss), adjusted to exclude: provision for (benefit from) income taxes; other income, net; depreciation and amortization; stock-based compensation expense; any gain (loss) on the disposal of a business unit; and restructuring and integration costs. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net revenue.

EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve Yelp's annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP").

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp's financial results as reported under GAAP. Some of these limitations are:

> Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

> EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs;

> Adjusted EBITDA does not consider the potentially dilutive impact of equi-ty-based compensation;

> EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;

> EAdjusted EBITDA does not take into account any restructuring and integration costs; and

> Other companies, including those in Yelp's industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, Net income (loss) and Yelp's other GAAP results.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp's financial results as reported under GAAP. Some of these limitations are:

> Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

> EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, Yelp's working capital needs;

> Adjusted EBITDA does not consider the potentially dilutive impact of equity-based compensation;

> EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available to Yelp;

> Adjusted EBITDA does not take into account any restructuring and integration costs; and

> Other companies, including those in Yelp's industry, may calculate EBITDA and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider EBITDA, Adjusted EBITDA and Adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, Net income (loss) and Yelp's other GAAP results.

Forward-Looking Statements

This letter contains, and statements made during the above-referenced webcast will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding:

> Yelp's expected financial results for the first quarter and full year 2019, as well as its revenue growth and Adjusted EBITDA margin targets for the 2018 to 2023 period;

> Yelp's large market opportunity and ability to sustain long-term growth;

> Yelp's investment and other priorities for 2019 and beyond, including its hiring plans and product, marketing and go-to-market initiatives, as well as its ability to execute against those priorities and the resulting impact on its operating results;

> Yelp's ability to transition the business and create a more valuable company for consumers and businesses by focusing on five new strategic pillars, as well as its ability to execute on those strategies to deliver value to its shareholders;

> market trends and Yelp's ability to respond to and capitalize on such trends;

> Yelp's plans and ability to create shareholder value and return capital to shareholders, including through its share repurchase program;

> Yelp's ability to increase usage of, awareness of and engagement on Yelp among consumers, and deliver value to consumers and local businesses;

> Yelp's ability to increase transactions completed on its platform, including through its strategic partnership with Grubhub and the continued development, growth and advertiser acceptance of Request-A-Quote; and

- Yelp's ability to build innovative, useful and competitive product offerings, particularly for the Restaurants category, as well as trends in the popularity of its product offerings.

Yelp's actual results could differ materially from those predicted or implied an reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to:

- Yelp's limited operating history in an evolving industry;
- Yelp's ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses, its ongoing investments in Yelp Reservations, Yelp Waitlist and Yelp WiFi Marketing, and the sale of Eat24;
- The risk that Yelp will be unable to realize the intended benefits of the Grubhub partnership, which may adversely affect its business relationships, operating results and business generally;
- Yelp's ability to successfully manage the acquisition and integration of new businesses, solutions or technologies, as well as to monetize the acquired products, solutions or technologies;
- Yelp's reliance on traffic to its website from search engines like Google and Bing and the quality and reliability of such traffic;
- Yelp's ability to generate and maintain sufficient high quality content from its users;
- Maintaining a strong brand and managing negative publicity that may arise;
- Maintaining and expanding Yelp's base of advertisers, particularly as an increasing portion of advertisers have the ability to cancel their ad campaigns at any

time;

> Yelp's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities; and

> Yelp's ability to purchase shares under the stock repurchase purchase program, or the modification, suspension or termination of that program.

Factors that could cause or contribute to such differences also include, but are not limited to, those factors that could affect Yelp's business, operating results and stock price included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov.

Undue reliance should not be placed on the forward-looking statements in this letter or the above-referenced webcast, which are based on information available to Yelp on the date hereof. Such forward-looking statements do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof. Yelp assumes no obligation to update such statements.